EXHIBIT 99.1

Bion Environmental Technologies to Present at the SeeThruEquity & The Brewer Group 2nd Annual Innovations Investor Conference

February 16, 2016. New York, New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment and refining technology, today announced that the company will present at the SeeThruEquity & The Brewer Group 2nd Annual Innovations Investor Conference in Miami on February 22, 2016.

About Bion

Established in 1990, Bion’s unique next-generation technology provides comprehensive treatment and refining of livestock waste from large-scale dairy, poultry, beef and swine production facilities. Bion systems largely eliminate excess nutrients (nitrogen and phosphorus), which have been identified by US EPA as one of the greatest water quality problems in the U.S. today; as well as ammonia and greenhouse gas emissions; and pathogens in the waste stream. Nutrients and renewable energy are recovered in the form of valuable by-products, providing substantially improved resource and operational efficiencies. For more information, please visit www.biontech.com.

About SeeThruEquity

Since the company's founding in 2011, SeeThruEquity (STE) has been committed to its core mission: providing impactful, high quality research on uncovered and undercovered microcap stocks and hosting investor conferences throughout the year. STE has been able to grow its research universe to over 176 names.

STE conferences are the ultimate event for publicly traded companies with less than $1 billion in market capitalization because it augments the conference experience with the firm’s research which is part of Wall Street consensus and available across industry leading platforms including Thomson First Call, FactSet, S&P CapitalIQ, Yahoo! Finance and Bloomberg to name a select few.  STE has hosted 20 investor conferences which have showcased over 350 companies, attracted over 4500 attendees and have included over 1,700 1-on-1 meetings. For more information, please visit www.steconference.com.

About The Brewer Group

The Brewer Group, Inc. (TBG) is an industry agnostic investment and consulting company with assets ranging numerous sectors. TBG’s relationships with key international decision makers spanning government development agencies, financial institutions, multinational corporations, NGOs and numerous leaders in sports and entertainment place TBG in a unique position to grow its portfolio. TBG takes pride in identifying companies whose goal is to make a social impact on the communities in which they serve. For further information, please visit www.thebrewergroup.com.

Contact:

Craig Scott

Director of Communications

(303) 843-6191

cscott@biontech.com